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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

For Further Information Contact:    Donald V. Rhodes
                                    Chairman, President and CEO
                                    360/943-1500

            HERITAGE FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF
                    BRIAN CHARNESKI  TO BOARD OF DIRECTORS

Olympia, WA May 18, 2000 - Donald V. Rhodes, Chairman, President and CEO of Heritage Financial Corporation (NASDAQ: HFWA) announced today that Brian Charneski, President of L&E Bottling Company, Inc., located in Olympia, Washington, has been elected to serve on Company's Board of Directors. Mr. Charneski is also Chairman and CEO of Snack Time Foods, Inc., Tumwater, WA, and serves as a Director of Columbia Beverage Company and of CNC Containers, Corp., both headquartered in Tumwater, WA. He is a Director of the Pepsi-Cola Bottlers Association, the National Soft Drink Association, and the Washington Soft Drink Association. He has served as a Past President and Director of the Washington Center for the Performing Arts, is a Director of The Community Foundation and is a member of both the Olympia Roundtable and the Rotary Club of Olympia. "Brian's involvement in our business markets makes him a valuable addition to our Board of Directors. In addition to his business success, he also brings a history of community service, which we highly value," said Mr. Rhodes.

Heritage Financial Corporation is a financial service holding company which owns Heritage Bank based in Olympia, Washington and Central Valley Bank, N.A. based in Toppenish, Washington. Through its two subsidiaries, Heritage has about $514 million in assets and operates 17 full service banking offices in the South Puget Sound area and in Yakima County in central Washington. Heritage's stock trades on the Nasdaq National Market System under the symbol "HFWA."